Exhibit 10.17

Time-Vesting

Restricted Stock Grant - U.S. Taxpayers

OM ASSET MANAGEMENT PLC

EQUITY INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”) is made effective as of                       , 20     (the “Grant Date”) between OM Asset Management plc, a public company limited by shares and incorporated under the laws of England and Wales (the “Company”), and                                        (the “Participant”).

WITNESSETH:

WHEREAS, the Company has adopted the OM Asset Management plc Equity Incentive Plan (the “Plan”) for the benefit of the employees of the Company and its Subsidiaries; and

WHEREAS, the Committee, as defined in the Plan, has authorized the Award to the Participant of shares of Restricted Stock under the Plan, on the terms and conditions set forth in the Plan and in this Agreement;

NOW, THEREFORE, in consideration of the premises contained herein, the Company and the Participant hereby agree as follows:

1.             Definitions.

Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Plan.

2.             Award of Restricted Stock.

The Committee hereby grants to the Participant, on the Grant Date set forth above, [insert # of shares] of Restricted Stock.

3.             Vesting of Restricted Stock.

The shares of Restricted Stock will become non-forfeitable and the Risk of Forfeiture shall lapse on the vesting dates (the “Vesting Dates”) and in the proportions described below, provided that the Participant is continuously employed by the Company or an Affiliate until the applicable Vesting Date.

Percentage of Shares Vesting		Vesting Date

%

%

%

4.             Forfeiture of Restricted Stock.

If the Participant’s employment with the Company and its Affiliates terminates prior to a Vesting Date for any reason, except as described in Section 5, any unvested Restricted Stock (including any dividends related to the Restricted Stock for which the record date occurs on or after the date of termination) shall automatically be forfeited, all of the Participant’s rights to and interest in the Restricted Stock shall terminate without payment of consideration, and the beneficial ownership of the forfeited Restricted Stock shall be transferred to an employee benefit trust established by the Company or a Subsidiary of the Company.  Notwithstanding the foregoing, any consideration paid by the Participant for any share of Restricted Stock shall be returned to the Participant upon forfeiture of such share of Restricted Stock.

5.             Accelerated Vesting Upon Certain Terminations.

                If the Participant’s employment with the Company and its Affiliates terminates prior to a Vesting Date as a result of the Participant’s: (a) death; (b) disability for which the Participant qualifies for benefits under a long-term disability plan sponsored by the Company or an Affiliate; or (c) involuntary termination without Cause, the Committee may, in its sole discretion, (i) provide that the Participant’s Restricted Stock shall not be forfeited in accordance with Section 4, and that the Risk of Forfeiture shall lapse and all unvested Restricted Stock shall become fully vested and nonforfeitable upon such termination of employment; or (ii) where the Participant is subject to a post-termination covenant not to compete with the Company and/or its Affiliates that constitutes a Risk of Forfeiture, provide that the Participant’s Restricted Stock shall not be forfeited in accordance with Section 4 upon such termination of employment, and that the Risk of Forfeiture shall lapse upon the earlier of (A) the applicable Vesting Date; and (B) the expiration of the noncompete period, provided, however, that the Participant complies with the covenant not to compete through to such date.

6.             Restriction on Transferability.

              Except as provided in the Plan, until the lapse of the Risk of Forfeiture, the Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated, except by beneficiary designation, will or by the laws of descent and distribution upon the death of the Participant.

7.             Voting and Dividend Rights.

The Participant shall have all the rights of a stockholder of Stock, including the right to vote the shares of Restricted Stock, until such shares are forfeited.  The Participant shall have the right to receive, free of any Risk of Forfeiture (but subject to applicable withholding taxes) all cash and non-cash dividends for which the dividend record date falls on or after the Grant Date and prior to the date, if applicable, on which the shares of Restricted Stock are forfeited.

8.             Book Entry Form of Shares.

Shares of Restricted Stock shall be held in book entry form on the records of the Company’s transfer agent in the name of an employee benefit trust established by the Company or Subsidiary or another nominee, in each case on behalf of the Participant.  Until the Risk of Forfeiture with respect to the Restricted Stock has lapsed, each such book entry shall include an appropriate legend referring to the terms, conditions and restrictions described in the Plan and this Agreement.

9.             Authority of the Committee.

This Agreement and the Restricted Stock awarded hereunder shall be subject to such rules and regulations as the Committee shall adopt pursuant to the Plan.  All decisions of the Committee upon any question arising under the Plan or under this Agreement shall be final, conclusive and binding upon the Participant and any person claiming any interest in the Award made under this Agreement.

10.          Withholding.

The Company and its Affiliates shall be entitled to deduct and withhold from any payment of any kind otherwise due to the Participant the minimum amount necessary to satisfy their withholding obligations under any and all federal, state and/or local tax rules or regulations in connection with the Participant’s Award of Restricted Stock.  In addition, the Committee may require the Participant to satisfy the minimum withholding tax obligations by any (or a combination) of the following means: (a) a cash, check, or wire transfer; or (b) authorizing the Company or an Affiliate or the trustee of an employee benefit trust holding Stock with respect to the Plan to withhold and, if applicable, sell into the market, from the shares otherwise vesting, the number of shares having a Market Value, as of the date the withholding tax obligation arises, less than or equal to the amount of the withholding obligation.

11.          Plan Terms.

The terms of the Plan are hereby incorporated herein by reference.  In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of the Plan, the terms and conditions of the Plan shall prevail.

12.          No Employment Rights.

The Award of Restricted Stock pursuant to this Agreement shall not give the Participant any right to remain employed with the Company or any Affiliate.

13.          Amendment.

The terms of this Award of Restricted Stock as evidenced by this Agreement may be amended by the Committee without the approval of the Participant, subject however to the limitations set out in the Plan, or may be amended by written agreement of the Participant and the

Company.  The Company reserves the right to amend the Plan at any time, subject to any limitations set out in the Plan.

14.          Governing Law.

This Agreement shall be governed, interpreted and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

15.          Tax Consequences; Election Under Section 83(b) of the Code.

Upon issuance of the Restricted Stock hereunder, the Participant may make an election to be taxed upon such award under Section 83(b) of the Code.  To effect such election, the Participant must file an appropriate election with the Internal Revenue Service within thirty (30) days after the Grant Date and otherwise in accordance with applicable Treasury Regulations.  The Participant shall rely solely on the determinations of the Participant’s tax advisors or the Participant’s own determinations, and not on any statements or representations by the Company or any of its Affiliates or agents, with regard to all tax matters arising in connection with this Award, including any election under Section 83(b).  The Participant shall notify the Company in writing if the Participant files an election pursuant to Section 83(b) of the Code with the Internal Revenue Service within 30 days from the date of the execution of this Agreement.  If the Participant is an employee of the Company or a Subsidiary of the Company, the Participant’s employer intends, in the event the Company does not receive from the Participant evidence of a Section 83(b) election filing, to claim a tax deduction for any amount which would be taxable to the Participant in the absence of such an election.

16.          Participant Acknowledgment.

By executing this Agreement, the Participant hereby acknowledges that he or she has received and read the Plan and this Agreement and that he or she agrees to be bound by all of the terms and conditions of the Restricted Stock Award as set forth in this Agreement, subject to the terms and conditions of the Plan.  The Participant hereby further acknowledges and agrees that his or her right to receive or retain this Award, any amount received pursuant to this Award (in cash or shares of Stock), and any profit or gain realized in connection with this Award, is subject to cancellation and recoupment in accordance with the Company’s Claw-back Policy, as in force from time to time.  The Participant understands that the Participant (and not the Company or any of its Affiliates) shall be responsible for the federal, state, local or foreign tax liability and any other tax consequences to the Participant that may arise as a result of the transactions contemplated by this Agreement, including without limitation the filing of an election under Section 83(b) of the Code if the Participant deems it to be appropriate.  The Participant acknowledges that he or she has consulted with any tax advisors he or she thinks advisable in connection with the Restricted Stock, and is not relying, and will not rely, on the Company or any Affiliate for any tax advice, including, without limitation, in relation to any election pursuant to Section 83(b) of the Code.  By executing this Agreement, the Participant hereby consents to receive documents in relation to the Plan and this Award by electronic delivery, and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or by a third party designated by the Company.

ATTEST:	OM ASSET MANAGEMENT plc

By:

Its:

, Participant